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DynaResource Reports Year End 2024 Results Demonstrating a Return to Profitability in Q4 2024 at the San Jose de Gracia Mine

All figures in United States Dollars (“USD”).

IRVING, TX / April 7, 2025 / DYNR-DynaResource, Inc. (OTCQX:DYNR) (“DynaResource”, or the “Company”) is pleased to report results for the fiscal year ended December 31, 2024 demonstrating improved profitability at the San Jose de Gracia Mine highlighted by the achievement of positive operating margins and net income for the three months ended December 31, 2024 (“Q4 2024”).

Q4 and Full Year 2024 Highlights:

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Revenue for Q4 2024 totaled $14.8 million, up 124% from $6.6 million in Q4 2023. Revenue for the full year 2024 totaled $46.5 million, up 31% over 2023
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Achieved Net Income for Q4 2024 of $0.1 million compared to a net loss of $8.0 million in Q4 2023
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Gold production of 6,775 ounces in Q4 2024 was up 19% from 5,676 ounces the previous quarter and up 25% from 5,405 ounces in Q4 2023
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Production for the full year 2024 totaled 25,677 ounces of gold, which fell within the Company’s revised guidance
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Milled throughput of 67,670 tons in Q4 2024, representing a 9% increase compared to 61,900 tons in Q3 2024 and a 50% improvement over 45,151 tons in Q4 2023
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Milled throughput for the full year 2024 was 256,676 tons representing a 30% increase over 2023
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Daily mill throughput average of 704 tons per day in 2024, a 29% increase over 2023

Rohan Hazelton, President & CEO DynaResource stated, “2024 was a significant year for DynaResource, and I am extremely proud of the progress made at our San Jose de Gracia Mine as this new management team makes its mark on the Company. Through significant capital investment and operational improvements made, we saw more methodical, strategic and sustainable sequential growth in output throughout the year, leading to record throughput levels and most importantly restored profitability in Q4 of 2024. The financial success can be attributed to the steadfast approach to financing and restructuring the Company has gone through, and as we continue with improved margins, AISC cash cost targets and higher gold prices, we look forward to improving the bottom line. With the continued improvements in the mine’s operating capabilities and the path to profitability being strongly demonstrated, we are hopeful that the true value of the Company will be realized.”

Quarterly Results for the Three and Twelve Months Ended December 31, 2024 and 2023:

		Three Months Ended		Year Ended
Key Operating Information	Unit	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Ore mined	t	59,490	45,755	233,782	172,062
Mining rate	tpd	647	497	639	471

Ore Milled	t	67,670	45,151	257,676	198,518
Mill Throughput	tpd	736	491	704	544

Grade	g/t	4.12	4.71	4.07	5.58
Recovery Au	%	75.58%	79.05%	76.24%	76.50%
Gold Ounces Produced	oz	6,775	5,405	25,677	27,252
Gold Ounces Sold	oz	6,897	4,552	22,003	24,829

(1)
Gold concentrate sold during the period is not equal to gold concentrate recovered during the period due to timing of shipments to buyer, and due to buyer’s payability discount for the purchase of gold concentrate, and due to any adjustment from dry weight and assay in provisional settlements with the final assays.

		Three Months Ended		Year Ended

Corporate Financial Highlights	Unit	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Total revenue		$14,787,053	6,592,576	46,503,016	35,573,194
Total Operating Expenses		$14,124,087	13,587,487	53,438,047	50,803,762
Income (loss) from mining operations		$662,966	(6,994,911)	(6,935,031)	(15,230,568)
Net income (loss)		$71,445	(8,021,642)	(8,134,852)	(14,533,504)
Operating cash flow before changes in operating assets and liabilities		$738,946	(5,957,381)	(7,445,914)	(14,565,768)
Changes in working capital		$260,523	(224,595)	(568,090)	(3,093,893)
Cash flow used in operating activities		$999,469	(6,181,976)	(8,014,004)	(17,659,661)

Summary of Site-Based Processing and Operational Activity, 2018 to 2024:

Year	Total Tons Processed	Reported Mill Feed Grade (g/t Au)	Reported Recovery %	Gross Gold Concentrates Produced (Au oz.)	Net Gold (1) Concentrates Sold (Au oz.)
2018	52,038	9.82	86.11%	14,147	13,418
2019	66,031	5.81	86.86%	10,646	9,713
2020	44,218	5.65	87.31%	7,001	5,828
2021	97,088	9.67	88.79%	26,728	22,566
2022	137,740	8.18	88.05%	31,905	25,554
2023	198,518	5.58	76.50%	27,252	24,829
2024	257,676	4.07	76.24%	25,677	22,003

Operational Performance Overview

Throughout the second half of 2024, the Company has remained focused on developing and implementing the optimization program at the San Jose de Gracia mine aimed at increasing process plant throughput and recoveries and improving maintenance and equipment usage with the goal of improving efficiencies and profit margins at San Jose de Gracia.

Operational results for the quarter demonstrated significantly improved efficiencies as a result of the ongoing optimization program with a steady improvement as the quarter proceeded with metal production of 2,626 ounces of gold in October, 2,182 ounces in November and 1,968 ounces in December. In Q4 2024 total metal production of 6,775 ounces of gold was a 19% increase from 5,676 ounces the previous quarter and a 25% increase from 5,405 ounces in Q4 2023. Production for the full year 2024 totaled 25,677 ounces of gold, which fell within the Company’s revised guidance.

Milled throughput for Q4 2024 was 67,670 tons, representing a 9% increase compared to 61,900 tons in Q3 2024 and a 50% improvement over 45,151 tons in Q4 2023. Milled throughput for the full year 2024 was 256,676 tons representing a 30% increase over 2023 annual milled throughput of 198,518 tons.

The increase in ounces produced during the quarter was a result of the increase in feed grade from 3.78 g/t in Q3 2024 to 4.12 g/t in Q4 2024, compared to 4.71 g/t in Q4 2023. The average head grade for the full year 2024 was 4.07 g/t. The slight decrease in grade is a result of the planned reduction of certain high-grade zones in accordance with the mine plan, as well as higher dilution experienced in the processed material. To support higher grades and throughput, the Company opened a new development area at San Pablo and opened a new mining deposit, La Mochomera, in May 2024, which is expected to yield higher-grade material at depth.

Through significant capital investment made in 2024, including several upgrades to the plant and increased underground development and access to working faces, the Company has improved the utilization and productivity of current infrastructure, which benefited Q4 2024 production.

A new vibrating screen was installed in the crushing circuit in August 2024 which has resulted in a more consistent and overall improved mill performance which is demonstrated by September’s performance of an average of 770 tons per day produced. Throughout October, production averaged 825 tons per day with further improvements expected. Improvements to the flotation circuit have led to improvements in grades with steady month-over-month increases in the metallurgical results achieved.

At the plant level, metallurgical test work with new reagents also resulted in an optimized flow sheet and demonstrated the ability to deliver up to a 79% recovery, under certain conditions. The Company is working to improve the consistency of plant recoveries through ongoing metallurgical test work aimed at increasing overall gold recoveries at San Jose de Gracia. This work program includes the re-establishment of a primary gravity gold circuit with the installation of three new Falcon gravity concentrators, expected in Q2 2025, to recover a significant portion of free gold available in the San Pablo, San Pablo Sur and La Mochomera mining zones. Recent metallurgical test work indicates a 95% recovery of gold to gravity and flotation concentrates. The Company is targeting 80% total recoveries following the installation of the gravity circuit.

Detailed activities from the three main deposits include:

Tres Amigos

At the Tres Amigos vein north zone a new ore drive was completed in the upper levels enabling further access to this high-grade vein via a new mining face. Mining from this face was incorporated into Q3 and Q4 2024 production and will continue throughout 2025 as mining this is currently one of the main sources of high-grade ore to the mill. This newly gained access will also enable diamond drilling deeper with a lateral extension toward this untested north and south extension with the goal of increasing mineable inventory.

San Pablo Viejo and San Pablo Sur

Throughout Q3 and Q4 2024 the Company continued active mining from multiple faces at the San Pablo deposit while continuing development work on the access to the San Pablo deposit.

San Pablo Viejo and San Pablo Sur are expected to remain the primary sources of gold production through 2025 and 2026, with continued potential beyond. Additionally, the South Extension at the 500 level presents an exciting high-grade opportunity, potentially yielding a “Gold Bonanza” in the short to mid-term. The mine is well-positioned for the future, with a focus on developing new reserves and expanding deeper into the La Mochomera vein.

La Mochomera

The La Mochomera vein is also expected to be an important source of gold production during 2025 and 2026 and with particularly interesting high-grade opportunities at depth which is also open.

Outlook at San Jose de Gracia

With a successful Q4 2024 demonstrating more normalized operations, the Company believes that San Jose de Gracia is well positioned for 2025. The steady increased rate of production resulted in 2024 full year production meeting the Company’s updated guidance.

While the Company made significant headway in the last half of 2024, the continued effort to optimize operations will remain focused on improving ore to the mill, throughput rates, and recoveries. San Pablo Sur, San Pablo, La Mochomera and the Tres Amigos ore bodies will continue to be the main contributors to production in the year ahead. Development in these areas will also be a key focus for the Company to access high-grade zones and new mining faces.

As a result of the capital investments made to the mine and mill, exploration expenditure in Q4 2024 remained minimal, limiting available high-grade resources ready for short term mining. In the near term, exploration will drill targets that are expected to continue to grow the existing high-grade ore resources and increase mineable inventory.

The Company expects to start near-mine extension drilling on the property in July 2025 (Q3 2025) and expand to surrounding areas by year end. Exploration will focus on growing the known resources at San Jose de Gracia.

The Company plans to prioritize drilling high grade underground targets that can readily be brought into the mine plan as well as the continued regional program to better understand the potential of the significant land package at San Jose de Gracia. Additionally, planning for deeper and lateral drilling in between the San Pablo and Tres Amigos veins has highlighted the potential for extending the high-grade underground resource at San Jose de Gracia, especially in zones that were previously thought to be discontinuous such as near faulting, and has identified the opportunity to develop San Pablo, San Pablo Sur, La Mochomera and Tres Amigos exploration potential. At the La Mochomera deposit, the Company seeks to explore high grade potential toward south to Palos Chinos and Purisima historical mines which operated over 100 years ago as high-grade mines.

A new tailings dam was completed during Q3 2024 with a total estimated storage capacity of 670,751 cubic meters distributed in two stages to hold additional future tailings for approximately 3.0 years. The use of the third stage storage facility is underway and planning for the fourth stage is in process.

On behalf of the Board of Directors of DynaResource, Inc.
Rohan Hazelton
President & CEO

About DynaResource
DynaResource is a junior gold mining producer trading on the OTCQX under the symbol “DYNR”. DynaResource is actively mining and expanding the historic San Jose de Gracia gold mining district in Sinaloa, Mexico.

For Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations:
Katherine Pryde, Investor Relations Manager
+1 972-869-9400
info@dynaresource.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Certain information contained in this news release, including any information relating to future financial or operating performance may be deemed “forward-looking”. All statements in this news release, other than statements of historical fact, that address events or developments that DynaResource expects to occur, are “forward-looking information”. These statements relate to future events or future performance and reflect the Company’s expectations regarding the future growth, results of operations, business prospects and opportunities of DynaResource. These forward-looking statements reflect the Company’s current internal projections, expectations or beliefs and are based on information currently available to DynaResource. In some cases, forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “projects”, “potential”, “scheduled”, “forecast”, “budget” or the negative of those terms or other comparable terminology. Certain assumptions have been made regarding the Company’s plans at the San Jose de

Gràcia property. Many of these assumptions are based on factors and events that are not within the control of DynaResource and there is no assurance they will prove to be correct. Such factors include, without limitation: capital requirements, fluctuations in the international currency markets and in the rates of exchange of the currencies of the United States and México; price volatility in the spot and forward markets for commodities; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in national and local governments in any country which DynaResource currently or may in the future carry on business; taxation; controls; regulations and political or economic developments in the countries in which DynaResource does or may carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits, diminishing quantities or grades of reserves; competition; loss of key employees; additional funding requirements; actual results of current exploration or reclamation activities; changes in project parameters as plans continue to be refined; accidents; labor disputes; defective title to mineral claims or property or contests over claims to mineral properties. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as those risks referenced in the Annual Report for DynaResource available at www.sec.gov. Forward-looking information is not a guarantee of future performance and actual results, and future events could differ materially from those discussed in the forward-looking information. All of the forward-looking information contained in this news release is qualified by these cautionary statements. Although DynaResource believes that the forward-looking information contained in this news release is based on reasonable assumptions, readers cannot be assured that actual results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. DynaResource expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise.